FOR IMMEDIATE RELEASE      Contact: Guy T. Marcus      Dirk Vande Beek
February 19, 1998                   VP-Inv. Rel.       Media Relations
                                    (214) 978-2691     (713) 676-8097


                 DIVIDEND DECLARATION AND SHAREHOLDERS' MEETING


         DALLAS, Texas -- The board of directors of Halliburton Company (NYSE:HAL) today declared a first quarter dividend of 12.5 cents a share on the company's common stock, payable March 25, 1998 to shareholders of record at the close of business on March 4, 1998.
         The company's annual meeting of shareholders was set for May 19,1998 in Dallas, Texas. Record date for determination of shareholders entitled to vote at such meeting is March 23, 1998 at the close of business.
         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.
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                       The Exhibit Index Appears on Page 4